Exhibit 5.2
[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]
July 10, 2006
Lafarge, S.A.
61, rue des Belles Feuilles
75116 Paris
France

Ladies and Gentlemen:
     We have acted as special United States counsel to Lafarge S.A., a French société anonyme (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable) of unsecured Debt Securities (the “Debt Securities ”). The Debt Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities are to be issued under an indenture (the “Indenture”) to be entered into between the Company and Law Debenture Trust Company of New York, as trustee (the “Trustee”).
     In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the form of Indenture attached thereto as an exhibit, and we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Debt Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of Debt Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience would normally be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
     We have further assumed that (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (ii) the terms of all Debt Securities will conform to the form thereof contained in the Indenture and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the Indenture, as duly authorized, executed and delivered by the Company at the time of the issuance of Debt Securities, will conform to the form thereof contained in the Registration Statement, (iv) the Debt Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) the Company will authorize the offering and issuance of the Debt Securities and will authorize, approve and establish the final terms and conditions thereof and will enter together with the Trustee into any necessary supplemental indenture relating to the Debt Securities and will take any other appropriate additional corporate action, and (vi) certificates, if required, representing the Debt Securities will be duly executed and delivered and, to the extent required by the Indenture, duly authenticated and countersigned.
     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

     In addition, based on the foregoing, we are of the opinion that the statements set forth under the heading “Tax Considerations—United States Tax Considerations” in the Registration Statement, insofar as such statements purport to describe certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Debt Securities.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of Debt Securities” or “Validity of the Notes” as counsel for the Company who have passed on the validity of the Debt Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Andrew A. Bernstein
Andrew A. Bernstein, a Partner